Logo
                             Universal Corporation

 P.O. Box 25099 Richmond, VA 23260 o phone: (804) 359-9311 o fax (804) 254-3594

                                  PRESS RELEASE

             CONTACT                                      RELEASE
       Karen M. L. Whelan                                Immediately
       Phone:   (804) 359-9311
       Fax:     (804) 254-3594
       Email:   investor@universalleaf.com

               Universal Corporation Reports Fiscal Year Earnings
                   Richmond, VA, August 10, 2000 / PRNEWSWIRE

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, announced today that earnings for the company's fiscal year that ended on June 30, 2000, were $113.8 million or $3.77 per diluted share. In its fourth fiscal quarter, the company earned $19.7 million or $.69 per diluted share. Results for the quarter and the year included restructuring charges of approximately $11 million before taxes ($7 million after taxes or $.23 per diluted share for the year). During the prior fiscal year, the company earned $127.3 million ($3.80 per diluted share) for the year and $29.4 million ($.91 per diluted share) for the quarter.

          Revenues declined from $4 billion in fiscal year 1999 to $3.4 billion in the year that ended on June 30, 2000. The decline was mainly attributable to the lower volumes of U.S. tobacco handled from smaller U.S. crops. For the quarter, revenues were up slightly to about $614 million from $605 million in the prior year.

         Although earnings from the company's tobacco operations were down for both the quarter and the fiscal year, management believes that the company performed well under the difficult conditions that have characterized world tobacco markets during the year. The volume of tobacco that Universal purchased and processed in the United States declined significantly as a result of much smaller U. S. flue-cured and burley crops. Total U.S. flue-cured and burley marketings during the company's fiscal year 2000 declined by 14% compared to the previous year. On the other hand, the company's aggregate volumes of flue-cured and burley tobaccos handled from markets outside the United States increased for the year, led by Brazil, which had a large flue-cured crop. African volumes were lower due to smaller crops in Zimbabwe and Tanzania. Dark tobacco volumes were adversely affected by delayed shipments from Indonesia and the Dominican Republic, and by the lower quality of Indonesian wrapper and binder tobaccos.

                                  -- M O R E --

         The weakness in U.S. markets and prospects for a continuing decline in U.S. crops, as they continue to be less competitive in world markets, led the company to close some operations in the United States and to reduce its workforce. These closures, while painful, were necessary to better match Universal's production capacity with the anticipated smaller crops. Accordingly, Universal recognized a restructuring charge of almost $11 million before taxes in its fourth fiscal quarter.

         Results in lumber and building products distribution continue to demonstrate good growth due to improved volumes despite the continued impact of a strong U. S. dollar on both revenues and earnings of this guilder-based operation. Results of the agri-products business lagged last year's performance because of adverse conditions in world markets for tea and confectionery sunflower seeds, which affected both volumes and margins. Low world prices and reduced sales to Russia and the Middle East affected tea markets, while severe price competition from Argentina and China contributed to the decline in confectionery sunflower seeds.

         Universal's stock repurchase program is continuing. Since May 1998, the company has purchased nearly 8 million shares leaving approximately 28.1 million shares outstanding at June 30, 2000. Of the $300 million authorized, the company has spent $211.6 million.

         Mr. Harrell stated, "Universal has performed extremely well this year, given the very challenging environment. But for the restructuring costs, earnings per share would have been well ahead of those of fiscal year 1999. Revenues have suffered in response to the impact on leaf demand of continuing economic difficulties in parts of Asia and the former Soviet Union and higher cigarette prices and excise taxes in the United States. While current world leaf production is lower, large unsold stocks held by the U.S. Stabilization Cooperative and some dealers have created very competitive conditions. We are cautiously optimistic about our growth prospects for the coming year. We see some potential for improvement in demand from Asia, Russia, and Eastern Europe, and the rate of decline in U.S. cigarette sales has diminished. These factors, together with lower crops in some production areas, could help reduce excess supplies. Although we are concerned about the political and economic turmoil in Zimbabwe, at this time we do not anticipate any significant impact on fiscal year 2001 earnings. Conditions in our lumber and building products business are good with strong volume although the continued strength of the U.S. dollar could adversely affect their results. That we have done so well in today's environment is a credit to our dedicated employees and strong customer relationships."

         The company cautions readers that any forward-looking statements contained herein are based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the company's products and services, costs incurred in providing these products and services, timing of shipments to customers, and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the guilder (Euro). Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the Management's Discussion and Analysis section of the company's Annual Report on Form 10-K for the year ended June 30, 1999, as filed with the Securities and Exchange Commission. For more information, visit Universal's web site at www.universalcorp.com.

                                   -- MORE --

                                     UNIVERSAL CORPORATION
                                UNAUDITED STATEMENTS OF INCOME

                         FOR THE QUARTERS ENDED JUNE 30, 2000 AND 1999

                       (Dollars in thousands, except per-share amounts)

                                                                           Three Months
                                                                       2000             1999
                                                                       -----            ----
Sales and other operating revenues                                  $614,114         $605,085
Costs and expenses
    Cost of goods sold                                               454,535          442,469
    Selling, general and administrative                              104,593          104,313
    Restructuring costs                                               10,958
                                                                    --------         --------

Operating income                                                      44,028           58,303
    Equity in pretax earnings of unconsolidated affiliates             4,424            7,045
    Interest expense                                                  16,395           15,301
                                                                    --------         --------

Income before income taxes and other items                            32,057           50,047
    Income taxes                                                      11,510           17,737
    Minority interests                                                   850            2,869
                                                                    --------         --------

Net income                                                          $ 19,697         $ 29,441
                                                                    ========         ========

Earnings per share                                                      $.69             $.91
Diluted earnings per share                                              $.69             $.91

Denominator for earnings per share (weighted average shares)
      Basic                                                       28,532,200       32,574,621
      Diluted                                                     28,533,683       32,587,722


See accompanying notes.

                                         -- M O R E --

                                     UNIVERSAL CORPORATION

                                UNAUDITED STATEMENTS OF INCOME

                          FOR THE YEARS ENDED JUNE 30, 2000 AND 1999

                       (Dollars in thousands, except per-share amounts)

                                                                                Year
                                                                       2000                1999
                                                                       ----                ----
Sales and other operating revenues                                $3,430,762          $4,004,903
                                                                  ----------          ----------
Costs and expenses
    Cost of goods sold                                             2,832,750           3,394,419
    Selling, general and administrative                              353,130             355,928
    Restructuring costs                                               10,958
                                                                  ----------          ----------

Operating income                                                     233,924             254,556
    Equity in pretax earnings of unconsolidated affiliates            12,532              14,066
    Interest expense                                                  56,869              56,837
                                                                  ----------          ----------

Income before income taxes and other items                           189,587             211,785
    Income taxes                                                      68,221              75,963
    Minority interests                                                 7,561               8,546
                                                                  ----------          ----------

Net income                                                        $  113,805          $  127,276
                                                                  ==========          ==========

Earnings per share                                                     $3.77               $3.81
Diluted earnings per share                                             $3.77               $3.80

Denominator for earnings per share (weighted average shares)
      Basic                                                       30,199,037          33,436,575
      Diluted                                                     30,205,017          33,476,753


See accompanying notes.


                                         -- M O R E --

           NOTES

1. Certain amounts in prior year statements have been reclassified to conform to current year's presentation.

2. Contingencies: At June 30, 2000, total exposure under guarantees issued for banking facilities of unconsolidated affiliates and suppliers was approximately $53 million. Other contingent liabilities approximate $30 million. The company's Brazilian subsidiaries have been notified by the tax authorities of proposed adjustments to the income tax returns filed in prior years. The total contingent liability, including penalties and interest, approximates $23 million. The company believes the Brazilian tax returns filed were in compliance with the applicable tax code. The numerous proposed adjustments vary in complexity and amounts. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the company believes that the ultimate disposition will not have a material adverse effect on the company's consolidated financial position or results of operations.

3.        Comprehensive Income

Periods ended June 30                                          Three months                       Year
                                                               ------------                       ----
(in thousands)                                             2000           1999           2000            1999
                                                           ----           ----           ----            ----
 Net income                                              $19,697        $29,441        $113,805        $127,276
 Foreign currency translation adjustment                  (7,095)       (12,508)        (21,140)         (6,453)
                                                         -------        -------        --------        --------
     Comprehensive income                                $12,602        $16,933        $ 92,665        $120,823
                                                         =======        =======        ========        ========


4.   Reportable Segment Data  (in thousands)

 Sales and other operating revenues                           Three months                        Year
                                                              ------------                        ----
Periods ended June 30,                                    2000           1999             2000            1999
                                                          ----           ----             ----            ----
 Tobacco                                                $358,582        $340,237       $2,401,644      $2,944,762
 Lumber and building products                            134,957         138,286          543,850         547,794
 Agri-products                                           120,575         126,562          485,268         512,347
                                                        --------        --------       ----------      ----------
 Total                                                  $614,115        $605,085       $3,430,762      $4,004,903
                                                        ========        ========       ==========      ==========

Operating income                                              Three months                        Year
                                                              ------------                        ----
Periods ended June 30,                                    2000             1999           2000             1999
                                                          ----             ----           ----             ----
Tobacco                                                 $42,432          $57,870        $223,471         $240,561
Lumber and building products                              6,335            6,584          26,029           24,427
Agri-products                                             3,649            3,918          14,403           17,538
                                                        -------          -------        --------         --------
Total segments                                           52,416           68,372         263,903          282,526

Less:  Corporate expenses                                 3,964            3,024          17,447           13,904
           Equity in pretax earnings of
        unconsolidated affiliates                         4,424            7,045          12,532           14,066
                                                        -------          -------        --------         --------
Operating income                                        $44,028          $58,303        $233,924         $254,556
                                                        =======          =======        ========         ========

5. During the quarters ended June 30, 2000 and 1999, the company recorded approximately $7 million and $6 million, respectively, in charges related to tobacco inventory valuation. Such charges were approximately $10 million for each of fiscal years 2000 and 1999.

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